Exhibit 99.1
Investor Contact:    Terry Hammett, Investor Relations
(614) 289-5384
Terry.Hammett@cvgrp.com

FOR IMMEDIATE RELEASE

Commercial Vehicle Group Announces Facility Closures in Connection with Restructuring Plan

NEW ALBANY, Ohio, July 21, 2016 /PRNewswire/ -- Commercial Vehicle Group Inc. (the “Company”) (Nasdaq: CVGI), a leading supplier of fully integrated system solutions for the global commercial vehicle market, announced this week the closure of three North American facilities in connection with the cost reduction and restructuring plan previously announced on November 19, 2015. At the time, the Company estimated pre-tax costs of $12 to $19 million, which is now lowered to $10 to $14 million. When fully implemented by the end 2017, the cost reduction and restructuring plan previously announced on November 19, 2015 is expected to lower annualized operating costs by $8 to $12 million.

The affected facilities include plants located in Monona, Iowa; and Shadyside, Ohio; along with administrative offices in Wixom, Michigan.
The Monona facility manufactures wire harnesses and has approximately 146 employees. The work performed at the Monona facility will be transferred to the Company’s operations in Agua Prieta, Mexico. A small group of administrative and sales professionals will remain in the Iowa market following the closure of the Monona facility which is expected to be substantially completed by March 31, 2017.
The Shadyside facility performs assembly and stamping activities and has approximately 172 employees. The activities performed at the Shadyside facility will be transferred to alternative facilities or sourced to local suppliers. The closure of the Shadyside facility is expected to be substantially completed by June 30, 2017.
The Company will also close its administrative office in Wixom, Michigan, when the lease expires in the third quarter of this year, as an outcome of its ongoing efforts to consolidate engineering services.
The Company plans to petition for assistance for eligible employees under the Department of Labor Trade Adjustment Assistance Program (TAA).
“Decisions regarding facility closures are extremely difficult but ultimately this restructuring plan reflects our ongoing efforts to align our manufacturing footprint with our customers and supply base in response to changing global macroeconomic conditions and the state of our end markets,” said Joseph Saoud, President of Global Construction, Agriculture, & Military Markets. “Our employees are important to us and we will provide support for impacted personnel, however we must strategically manage our overhead and competitive cost position in response to market conditions and customer expectations.”

Dale McKillop, Senior Vice President and Managing Director of Trim & Structures said, “We understand the impact this decision will have on our employees and the communities of Monona and Shadyside where we have served as a long time employer. Ultimately, we made the best decision we could to maximize our global capacity utilization in response to changing customer needs.”
“We will provide assistance to our employees, including severance benefits, and hope that many of them will consider opportunities with CVG in other markets,” added McKillop.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium-and heavy-duty truck market, the medium-and heavy-duty construction vehicle market, and the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2015. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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